BRIGHTON TECHNOLOGIES CORPORATION
                         519 SW Third Avenue, Suite 805
                               Portland, OR 97204

                                 ---------------

           Information Statement pursuant to sections 14(C) and 14(F)
                   of the securities and exchange act of 1934
                                 ---------------

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY
                                ----------------


         This Information Statement (the "Information Statement") is being mailed on or about March 16, 2001 to the holders of record at the close of business on February 27, 2001, of the common stock, $.001 par value per share (the "Common Stock") of Brighton Technologies Corporation (the "Company"), in connection with the Company's acquisition of Seedling Technology Ventures, Inc. ("Seedling") and appointment of certain persons to the Board of Directors of the Company other than at a meeting of the shareholders of the Company.


         This Information Statement is also being mailed to the Company's shareholders in connection with a proposed action by written consent to authorize and approve: an Amendment to the Company's Certificate of Incorporation to change the name of the Company to "Seedling Technologies Corporation." Members of the Board of Directors own or have voting authority for 25,030,418 shares of Common Stock. These shareholdings represent approximately 52% of the total outstanding votes of all issued and outstanding Common Stock of the Company and are sufficient to take the proposed action on the record date of February 27, 2001. Dissenting shareholders do not have any statutory appraisal rights as a result of the action taken. All members of the Board of Directors have indicated their intentions to execute written consents in favor of the proposed action on behalf of the shares of the Company which they own or for which they have voting authority. The Board of Directors does not intend to solicit any proxies or consents from any other shareholders in connection with this action.

         Pursuant to the provisions of Delaware law and the Company's Certificate of Incorporation, the amendments require the approval of a majority of such shares. Accordingly, the vote of the Board is sufficient to approve these matters, which the Company's management believes is in the best interests of the Company and its shareholders.

         This Information Statement is being distributed pursuant to the requirements of Sections 14(c) and 14(f) of the Securities Exchange Act of 1934.

         The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

               INFORMATION RELATING TO THE COMPANY'S COMMON STOCK

         The shares of Common Stock are the only class of voting securities of the Company outstanding. Each share of Common Stock is entitled to one vote per share on all matters submitted to a vote of the shareholders. As of February 27, 2001 the Company had 47,928,754 shares of the common stock outstanding.

                        CHANGE OF CONTROL OF THE COMPANY


         On November 3, 2000 the Company entered into an agreement to acquire (the "Acquisition") 100% of the issued and outstanding common stock of Seedling for an aggregate of 37,439,025 shares of common stock of the Company. On February 20, 2001 the Company issued these shares to the shareholders of Seedling.


         At present, Seedling's shareholders own approximately 78.1% of the outstanding Common Stock and are able to elect new directors and officers either at a meeting of shareholders or by written consent.

                               BOARD OF DIRECTORS

General

         Management of the Company, prior to the Acquisition (collectively referred to as "Prior Management') is set forth below:

         Name                               Position
         ----                               --------

         Kit Kung              Chairman of the Board and Chief Executive Officer
         Hong Yun              Secretary and Director
         Nils Ollquist         Director
         Michael Muldavin      Director


         Prior Management resigned effective as of November 3, 2000 and the following individuals (collectively referred to as "New Management") have assumed the positions set forth next to their names:

         Name                       Age          Position
         ----                       ---          --------


         Douglas B. Spink           30           Chairman of the Board, Chief
                                                 Executive Officer
         Paul R. Peterson           33           President and Director

Douglas B. Spink, Chief Executive Officer: Mr. Spink is the founder of Seedling Technology Ventures, Incorporated. In addition to day-to-day executive responsibilities, he has authority for all corporate financing and acquisitions. Prior to founding Seedling, Mr. Spink has had extensive experience with early stage Internet and technology companies. In 1998 Mr. Spink founded Strategicus

Partners, Inc., a technology consultancy and e-commerce business incubator. That company was acquired by The Stonepath Group, Inc. (f/k/a Net Value Holdings) in mid-1999, at which point Mr. Spink joined the board of directors and became that company's Chief Technical Offer. Mr. Spink resigned his positions with Stonepath in January 2000. During the past five years Mr. Spink has invested in, co-founded, or served as an advisor to several e-commerce companies, including webmodal.com (co-founder and board member), assetexchange.com (investor), Bidland.com (advisor) and matacat.com (founder, investor and board member). Prior to Stategicus, Mr. Spink founded and served as CEO of athletica.com and Timberline Direct, a sports nutritional portal and direct marketing company, respectively. He sold both of these companies to a large Northwest retailer in 1998. Mr. Spink was formerly a consultant with the Boston Consulting Group and an analyst at Leo Burnett & Co., where he consulted in marketing with Fortune 100 companies.

Mr. Spink earned his MBA in marketing from the University of Chicago, his BA in cultural anthropology from Reed College and is currently studying for his Ph.D. in Systems Science at Portland State University, with a research focus on quantitative theories of consciousness. Mr. Spink is also the owner of Timberline Farms LLC, an importer and breeder of Grand Prix showjumping Holsteiner horses.


Paul R. Peterson, President and Director: Mr. Peterson is responsible for all aspects of the company's operations. Mr. Peterson joined Seedling Technology Ventures Incorporated in January 2000. From February 1998 until January 2000 Mr. Peterson was Vice President at Discover Mortgage Bank, where he managed cross-collateral lending on securities and real estate. From January 1996 through January 1998 Mr. Peterson was the President of Investors Network Corporation, a Honolulu-based venture capital firm. From June 1994 to December 1995, Mr. Peterson was Vice President, Corporate Finance of Wall Street Financial, an investment banking firm and investment holding company.

Mr. Peterson has a masters degree in International Business Management from Kansai University of Foreign Studies in Osaka, Japan. Mr. Peterson received undergraduate degrees from the University of Minnesota and St. Thomas College in Foreign Languages, Linguistics and International Business and Economics, respectively.

         Each member of New Management has been nominated to serve in such position until the next annual meeting of shareholders and until their successors have been duly elected and shall have qualified.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the Record Date information concerning ownership of the Company's securities by (i) each Director, (ii) each executive officer, (iii) all Directors and executive officers as a group; and
(iv) each person known to the Company to be the beneficial owner of more than five percent of each class:

                            Name and Address(1)                    Amount and Nature            Percent of
Title of Class            of  Beneficial Owner(2)               of Beneficial Ownership          Class(3)
--------------            -----------------------               -----------------------          --------
Common Stock                  Douglas B. Spink                           24,404,658               50.92%


                              Paul R. Peterson                              625,760                1.30%


                              Spice Island Products, Inc.                 2,431,250                5.07%

                              Property Management
                                Services, Inc.                            2,566,250                5.35%

                              Jerry Bermensolo                            2,450,495                5.11%

                              Kit Kung                                    2,715,035                5.66%


All executive officers
 and Directors as a Group
(2 persons)                                                              25,030,418               52.22%
---------------------

(1) Unless otherwise indicated, the address of each beneficial owner is c/o Seedling Technology Ventures, Inc., 519 SW Third Avenue, Suite 805, Portland, Oregon 97204.
(2)  Beneficial  ownership has been  determined  in  accordance  with Rule 13d-3
     under  the  Exchange  Act  and  unless  otherwise   indicated,   represents
     securities for which the beneficial owner has sole voting and investment power.
(3)  Based upon 47,928,754 shares outstanding on February 27, 2001.

                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

         The Company's board of directors approved the amendment to the Company's Certificate of Incorporation to change the name of the Company to Seedling Technologies Corporation. The Board, which holds approximately 52% of the Company's common stock has approved these actions and will vote their shares in favor of these matters at the meeting.

Change of Corporate Name


         The Company has acquired Seedling Technology Ventures, Inc. The closing occurred on February 20, 2001.


         The change of corporate name will become effective upon the filing with the Secretary of State of an amendment to the Company's Certificate of Incorporation which states that, upon the filing of the Certificate of Amendment the name of the Corporation will be Seedling Technologies Corporation.

Approval Required

         The approval of a majority of the outstanding stock entitled to vote will be necessary to approve the proposed amendment. As discussed above, the Company's Board of Directors, on February 27, 2001, the record date of the transaction, hold voting authority for stock representing approximately 52% of the votes of the Company's outstanding stock. They have executed written consents voting those shares in favor of the proposed amendment. The Board of Directors does not intend to solicit any proxies or consents from any other shareholders in connection with this action.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the meeting.

                                              By Order of the Board of Directors


                                              /s/ Douglas B. Spink
                                              --------------------
                                              Douglas B. Spink
                                              Chairman of the Board


March 16, 2001



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